EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS THIRD QUARTER

FULLY DILUTED EARNINGS OF 62¢ PER SHARE

AND DECLARES DIVIDEND OF 25¢ PER SHARE

SOUTHPORT, CONNECTICUT, November 4, 2015--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the third quarter of 2015 the Company reported net sales of $120.9 million and fully diluted earnings of 62¢ per share, compared with net sales of $98.3 million and fully diluted earnings of 34¢ per share in the third quarter of 2014.

For the nine months ended September 26, 2015, net sales were $398.7 million and fully diluted earnings were $2.33 per share. For the corresponding period in 2014, net sales were $421.9 million and fully diluted earnings were $2.69 per share.

The Company also announced today that its Board of Directors declared a dividend of 25¢ per share for the third quarter for stockholders of record as of November 16, 2015, payable on November 30, 2015. This dividend varies every quarter because the Company pays a percent of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Michael O. Fifer made the following observations related to the Company’s 2015 third quarter performance:

•	In the third quarter of 2015, net sales increased 23% and earnings increased 76% from the third quarter of 2014.

•	New products, including the AR-556 modern sporting rifle and the LC9s pistol, represented $81.1 million or 21% of firearm sales in the first nine months of 2015. New product sales include only major new products that were introduced in the past two years.

•	In the third quarter of 2015, the estimated sell-through of the Company’s products from the independent distributors to retailers increased 28% from the third quarter of 2014. The National Instant Criminal Background Check System background checks (as adjusted by the National Shooting Sports Foundation) increased 8% during the same period.

•	Inventory of the Company’s products at the independent distributors increased by 19,800 units during the third quarter of 2015 and the Company’s finished goods inventory increased by 45,200 units during the same period.

•	Cash generated from operations during the nine months ended September 26, 2015 was $94.9 million. At September 26, 2015, our cash totaled $60.3 million. Our current ratio is 2.4 to 1 and we have no debt.

•	In the first nine months of 2015, capital expenditures totaled $24.5 million, much of it related to tooling and equipment for new products. We expect our 2015 capital expenditures to total approximately $30 million.

•	In the first nine months of 2015, the Company returned $18.7 million to its shareholders through:

▪	the payment of $15.9 million of dividends, and
▪	the repurchase of 82,100 shares of our common stock in the open market at an average price of $34.57 per share, for a total of $2.8 million.

•	At September 26, 2015, stockholders’ equity was $214.1 million, which equates to a book value of $11.45 per share, of which $3.22 per share is cash.

Today, the Company filed its Quarterly Report on Form 10-Q. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, November 5, 2015, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the third quarter operating results. Interested parties can access the webcast at www.ruger.com/corporate or by dialing 866-515-2913, participant code 73923720.

The Quarterly Report on Form 10-Q is available on the SEC website at www.sec.gov and the Ruger website at www.ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger

Sturm, Ruger & Co., Inc. is one of the nation’s leading manufacturers of rugged, reliable firearms for the commercial sporting market. The only full-line manufacturer of American-made firearms, Ruger offers consumers over 400 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 26, 2015	December 31, 2014

Assets

Current Assets
Cash	$60,252	$8,901
Trade receivables, net	52,982	49,735

Gross inventories	85,529	89,017
Less LIFO reserve	(42,308)	(40,578)
Less excess and obsolescence reserve	(2,460)	(3,750)
Net inventories	40,761	44,689

Deferred income taxes	7,369	7,246
Prepaid expenses and other current assets	4,393	7,603
Total Current Assets	165,757	118,174

Property, plant and equipment	304,582	288,236
Less allowances for depreciation	(195,716)	(177,575)
Net property, plant and equipment	108,866	110,661

Other assets	18,498	25,547
Total Assets	$293,121	$254,382

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(Dollars in thousands, except share data)

	September 26, 2015	December 31, 2014

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$37,159	$36,150
Product liability	645	641
Employee compensation and benefits	27,363	18,302
Workers’ compensation	5,080	5,133
Income taxes payable	257	156
Total Current Liabilities	70,504	60,382

Product liability	99	204
Deferred income taxes	8,379	8,334

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2015 – 23,763,877 issued, 18,701,530 outstanding 2014 – 23,717,321 issued, 18,737,074 outstanding	23,764	23,717
Additional paid-in capital	28,269	25,472
Retained earnings	226,833	198,159
Less: Treasury stock – at cost 2015 – 5,062,347 shares 2014 – 4,980,247 shares	(64,727)	(61,886)
Total Stockholders’ Equity	214,139	185,462
Total Liabilities and Stockholders’ Equity	$293,121	$254,382

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014

Net firearms sales	$119,281	$97,847	$394,084	$420,026
Net castings sales	1,590	480	4,614	1,843
Total net sales	120,871	98,327	398,698	421,869

Cost of products sold	86,860	74,589	274,781	286,655

Gross profit	34,011	23,738	123,917	135,214

Operating expenses:
Selling	9,170	7,586	34,255	32,069
General and administrative	6,880	6,192	21,214	22,168
Total operating expenses	16,050	13,778	55,469	54,237

Operating income	17,961	9,960	68,448	80,977

Other income:
Interest expense, net	(36)	(37)	(113)	(110)
Other income, net	247	673	1,333	1,168
Total other income, net	211	636	1,220	1,058

Income before income taxes	18,172	10,596	69,668	82,035

Income taxes	6,209	3,815	24,642	28,648

Net income and comprehensive income	$11,963	$6,781	$45,026	$53,387

Basic earnings per share	$0.64	$0.35	$2.41	$2.75

Fully diluted earnings per share	$0.62	$0.34	$2.33	$2.69

Cash dividends per share	$0.36	$0.45	$0.85	$1.48

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Nine Months Ended
	September 26, 2015	September 27, 2014

Operating Activities
Net income	$45,026	$53,387
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	26,693	26,820
Slow moving inventory valuation adjustment	(1,126)	2,615
Stock-based compensation	3,442	4,193
Gain on sale of assets	(157)	(8)
Deferred income taxes	(78)	511
Impairment of assets	32	—
Changes in operating assets and liabilities:
Trade receivables	(3,247)	21,542
Inventories	5,054	(27,058)
Trade accounts payable and accrued expenses	956	(22,414)
Employee compensation and benefits	8,602	(17,586)
Product liability	(101)	(360)
Prepaid expenses, other assets and other liabilities	9,752	(10,819)
Income taxes payable	101	131
Cash provided by operating activities	94,949	30,954

Investing Activities
Property, plant and equipment additions	(24,488)	(28,696)
Proceeds from sale of assets	222	179
Cash used for investing activities	(24,266)	(28,517)

Financing Activities
Tax benefit from exercise of stock options and vesting of RSU’s	305	1,621
Remittance of taxes withheld from employees related to share-based compensation	(1,000)	(2,363)
Proceeds from exercise of stock options	97	23
Repurchase of common stock	(2,841)	—
Dividends paid	(15,893)	(28,728)
Cash used for financing activities	(19,332)	(29,447)

Increase (decrease) in cash and cash equivalents	51,351	(27,010)

Cash and cash equivalents at beginning of period	8,901	55,064

Cash and cash equivalents at end of period	$60,252	$28,054

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and EBITDA, a non-GAAP financial measure which management believes provides useful information to investors. This non-GAAP financial measure may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that this non-GAAP financial measure is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014

Net income	$11,963	$6,781	$45,026	$53,387

Income tax expense	6,209	3,815	24,642	28,648
Depreciation and amortization expense	8,852	8,940	26,693	26,820
Interest expense, net	36	37	113	110
EBITDA	$27,060	$19,573	$96,474	$108,965